EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. ANNOUNCES CAPITAL ALLOCATION STRATEGY

KOKOMO, IN, July 28, 2021 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today announced a multi-faceted capital allocation strategy which includes; 1) a share repurchase plan, 2) the recent adoption of a glide path for its U.S. pension plan to help secure improvements in funding percentage realized this fiscal year due to higher than expected return on plan assets combined with higher interest rates, and 3) a U.S. pension plan accelerated funding strategy with the intention of fully funding the plan in approximately three years.

“We believe that repurchasing our stock at current market prices represents an attractive capital allocation strategy for the Company. We feel this is a unique opportunity to repurchase shares well below the intrinsic value of the Company given the outlook of the markets we serve, particularly the anticipated recovery in commercial aerospace, combined with our gross margin expansion strategies,” said Mike Shor, President and Chief Executive Officer.  “In addition, the excellent performance of our pension plan assets combined with favorable interest rate movement enabled our adoption of a glide path that is expected to help us secure a reduction of our current $100 million pension liability by potentially 50%. Finally, our intention is to fully fund the U.S. plan over the next three years. These steps represent significant actions to de-risk the plan and strive to eliminate the largest liability on our balance sheet. We believe all of these capital allocation strategies are an excellent use of the cash on the balance sheet that we believe will increase shareholder value.”

Further details of each strategy are as follows:

•	Share Repurchase Plan: On July 28, 2021, the Board of Directors authorized the use of up to $20 million of available cash to purchase shares of the Company's common stock for a period of one year. The Board adopted the repurchase plan because it believes that repurchasing the Company’s stock at current market prices presents an attractive capital allocation strategy for the Company given the available options for the use of capital. Under the share repurchase plan, the Company is authorized to repurchase outstanding shares of its common stock in the open market or in privately negotiated transactions. The share repurchase plan may be suspended, modified or discontinued at any time, and the Company has no obligation to repurchase any amount of its common stock under the plan. The Company intends to make all repurchases and to administer the plan in accordance with applicable laws and regulatory guidelines, including Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

•	Recent Adoption of Pension Plan Glide Path: On June 17, 2021 the Company adopted a glide path strategy that changed the pension plan asset allocation with the intention of securing the improvement in pension plan funding percentage from 68% at September 30, 2020 to an estimate of over 80% today. This improved funding was driven by better than expected return on plan assets combined with favorable movement of interest rates. If the valuation were done based upon current market conditions, we estimate the net pension liability on the balance sheet of approximately $100 million would be cut in half. In addition, this strategy includes a customized liability driven investment strategy that is expected to substantially reduce the plan’s future interest rate risk and an asset allocation designed to reduce the plan’s equity risk, both of which are expected to reduce the volatility of pension expense going forward.

•	Accelerated Funding Strategy: The Company also intends to increase pension funding levels to further reduce the pension liability as we strive to be fully funded with a zero net liability, in approximately three years, depending on future valuations and market conditions. The Company intends to begin this strategy with additional funding, of $15 million, in plan contributions this year in addition to our current $6 million funding level ($21 million total). Additional future funding levels will be determined based upon market conditions and our financial position.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal 2021 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated effects on our results, capital expenditures, and capital allocation strategies and their expected results, demand for our products and operations, dividends and the impact of COVID-19 on the economy and our business, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties.. There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control. The Company has based these forward-looking statements on its current expectations and projections about future events, including our expectations of the impact of the recent COVID-19 pandemic. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect. Risks and uncertainties may affect the accuracy of forward-looking statements. Some, but not all, of these risks are described in Item 1A. of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.